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                          REED SMITH SHAW & MCCLAY LLP

                                435 Sixth Avenue
                       Pittsburgh, Pennsylvania 15219-1886
                               Phone: 412-288-3131
                                Fax: 412-288-3063
                                                                     Exhibit 5.1


                                 August 4, 1999



Sylvan Inc.
333 Main Street
Saxonburg, PA  16056

                  Re:    Registration Statement on Form S-8
                         ----------------------------------

Gentlemen:

                  We have acted as counsel to Sylvan, Inc. (the "Corporation") in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 200,000 shares of the Corporation's Common Stock, par value $.001 per share, (the "Common Stock") which may be purchased by eligible individuals pursuant to stock options granted under the Corporation's 1990 Stock Option Plan (the "Plan"). In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                  In connection with this opinion, we have examined, among other things:

                  (1) the Articles of Incorporation and Bylaws of the Company, as amended to date;

                  (2) action taken by the Board of Directors of the Company on February 10, 1999 authorizing the issuance of an additional 500,000 shares of Common Stock under the Plan and reserving 500,000 shares of Common Stock for such purpose;

                  (3) action taken by the stockholders of the Company on April 29, 1999 approving the issuance of an additional 500,000 shares under the Plan;

                  (4) action taken by the Board of Directors of the Company on April 29, 1999 reducing the number of additional shares of Common Stock available under the Plan from 500,000 shares to 200,000 shares; and

                  (5) the Plan, as currently in effect.

                  Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 200,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance such shares will, when sold, be validly issued, fully paid and nonassessable.

                   We are members of the bar of the Commonwealth of Pennsylvania. Insofar as this opinion relates to matters of Nevada law, we have relied solely upon an examination of the General Corporation Law of Nevada as reported in the most recent unofficial compilation available to us and have not consulted with local counsel in such state. Except as indicated in the preceding sentence, our opinion is limited to the present Federal laws of the United States and the present state laws of the Commonwealth of Pennsylvania.
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REED SMITH SHAW & MCCLAY LLP

Sylvan Inc.                           -2-                        August 4, 1999


                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion". In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                    Yours truly,

                                                /s/ Reed Smith Shaw & McClay LLP

                                                    REED SMITH SHAW & McCLAY LLP


PDG, Jr.:JGA